Kelly Sundberg

December 18, 2006
To: Sunberta Resources Inc. (Nevada)

I agree to loan up to US$100,000.00 to Sunberta Resources Inc. (Nevada) if and as the need arises, to assist in funding the operations of the Company.

The terms of such loan will be negotiated at the time of lending, but interest charged will not exceed the prevailing prime rate of interest plus 3%.

Sincerely,

/s/ Kelly Sundberg
Kelly Sundberg